Exhibit 99.1

CIBER, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing the Company’s business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this Annual Report on Form 10-K constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Organic Revenue Growth

Organic revenue growth is a useful measure of the Company’s performance because it excludes items that: 1) are not completely under management’s control, such as the impact of foreign currency exchange; or 2) do not reflect the underlying growth of the Company, such as acquisition and divestiture activity.  It is also a component of the Company’s compensation programs.  The limitation of this measure is that it excludes items that have an impact on the Company’s revenue.  This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers.

The following tables reconcile 2005 organic revenue growth by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$353,501	$355,523	0.6%	$147,685	$159,836	8.2%
Add: Divestiture activity	—	5,000		—	—
Less: Acquisition activity	(27,833)	(32,000)		(50,000)	(60,000)
Organic total revenue	$325,668	$328,523	0.9%	$97,685	$99,836	2.2%

	State & Local Govt. Solutions			Package Solutions
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$115,493	$125,866	9.0%	$88,002	$102,864	16.9%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	(35,000)	(42,000)		—	(6,500)
Organic total revenue	$80,493	$83,866	4.2%	$88,002	$96,364	9.5%

	European Operations			CIBER Consolidated
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$140,790	$214,502	52.4%	$843,021	$956,009	13.4%
Add: Effect of foreign currency translation	—	250		—	250
Add: Divestiture activity	—	—		—	5,000
Less: Acquisition activity	(51,667)	(120,000)		(164,500)	(260,500)
Organic total revenue	$89,123	$94,752	6.3%	$678,521	$700,759	3.3%

The following tables reconcile 2004 organic revenue growth by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$363,508	$353,501	(2.8)%	$73,769	$147,685	100.2%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	(12,000)	(47,833)		—	(50,000)
Organic total revenue	$351,508	$305,668	(13.0)%	$73,769	$97,685	32.4%

	State & Local Govt. Solutions			Package Solutions
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$86,694	$115,493	33.2%	$93,801	$88,002	(6.2)%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	(35,000)		—	—
Organic total revenue	$86,694	$80,493	(7.2)%	$93,801	$88,002	(6.2)%

	European Operations			CIBER Consolidated
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$76,509	$140,790	84.0%	$691,987	$843,021	21.8%
Add: Effect of foreign currency translation	9,159	—		9,159	—
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	(51,667)		(12,000)	(184,500)
Organic total revenue	$85,668	$89,123	4.0%	$689,146	$658,521	(4.4)%